Exhibit (i)

                    [DECHERT LLP LETTERHEAD]



April 30, 2007

Via EDGAR

Neuberger Berman Advisers Management Trust
605 Third Avenue, 2nd Floor
New York, New York  10158-0006

Re:     Neuberger Berman Advisers Management Trust
        File Nos. 2-88566 and 811-4255


Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 56 to the Registration Statement of Neuberger Berman Advisers Management Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP